Exhibit 13(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Popular Total Return Fund, Inc. of our report dated May 30, 2023, relating to the financial statements and financial highlights, which appears in Popular Total Return Fund, Inc.’s Annual Report on Form N-CSR for the year ended March 31, 2023. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Highlights” and “Auditing Services” in such Registration Statement.

San Juan, Puerto Rico

December 20, 2023

PricewaterhouseCoopers LLP, 304 Ponce de Leon, Suite 800, San Juan, PR 00918
T: (787) 754 9090, www.pwc.com/us